Exhibit 4.2

EXECUTION COPY

SECURITY AGREEMENT

     SECURITY AGREEMENT (this “Agreement”) dated as of July 23, 2003 by and among each of:

ZALE DELAWARE, INC., a corporation organized under the laws of the State of Delaware having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale Delaware”); and

ZALE CORPORATION, a corporation organized under the laws of the State of Delaware having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale”); and

DDCC, INC., a corporation organized under the laws of the State of Delaware having a place of business at 101 Convention Center Drive, Suite 850 Las Vegas, Nevada 89109 (“DDCC”); and

TXDC, L.P., a limited partnership organized under the laws of the State of Texas, having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“TXDC” and collectively with Zale Delaware, Zale and DDCC, the “Grantors”, and each such Person, individually, a “Grantor”); and

FLEET RETAIL FINANCE INC., a Delaware corporation, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein), in consideration of the mutual covenants contained herein and benefits to be derived herefrom.

WITNESSETH:

     Reference is made to the Credit Agreement of even date herewith (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) the Grantors, as Borrowers (ii) the Lenders named therein, (iii) Fleet National Bank, a national banking association, as Administrative Agent, for itself and the Lenders, and the Issuing Bank, (iv) Fleet Retail Finance Inc., as Collateral Agent for the Lenders, (v) Fleet Securities, Inc., as Arranger, (vi) Bank One, NA and Congress Financial Corporation (Southwest), as Syndication Agents, and (vii) JPMorgan Chase Bank and Bank of America, N.A. as Documentation Agents.

     The Lenders have agreed to make Loans to the Grantors, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Grantors, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are each conditioned upon, among other things, the execution and delivery by the Grantors of this Agreement to secure the Secured Obligations (as defined herein).

     Accordingly, the Grantors and the Collateral Agent, on behalf of itself and each other Secured Party (as defined herein) (and each of their respective successors or assigns), hereby agree as follows:

ARTICLE I

Definitions

     SECTION 1.1 Definition of Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement, and all references to the UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

     SECTION 1.2 Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

     “Account Debtor” shall have the meaning given that term in the UCC.

     “Accounts” shall mean all accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) arising out of the sale, lease, license, assignment or other disposition of Inventory and/or arising out of the use of a credit or charge card or information contained on or used with that card.

     “Chattel Paper” shall have the meaning given that term in the UCC.

     “Collateral” shall mean the following assets of each Grantor: (a) all Accounts, (b) all Inventory, (c) all Deposit and Concentration Accounts, (d) all Documents relating to the Grantors’ Inventory, (e) all Chattel Paper arising from the sale of the Grantors’ Inventory, (f) all Instruments, General Intangibles, Supporting Obligations and Letter-of-Credit Rights arising from the sale of Inventory, (g) all policies and certificates of insurance and all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, with respect to any of the foregoing, (h) all books, records, and information relating to any of the foregoing, and all rights of access to such books, records, and information, (i) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (h)), including the right of stoppage in transit, and (j) any of the foregoing whether now owned or now due, or in which any Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the foregoing. Notwithstanding the foregoing, the term “Collateral” shall expressly exclude any Inventory or other Goods that have been delivered to any Grantor on a consignment basis (“Consigned Inventory”), or any Accounts, Documents, Chattel Paper, Instruments, General Intangibles, Supporting Obligations, Letter of Credit rights or any other assets or properties described in this definition, to the extent that any of the foregoing relate to, or arise out of the sale or other disposition of, any of the Consigned Inventory or Proceeds thereof.

     “Collateral Agent’s Rights and Remedies” shall have the meaning assigned to such term in Section 8.9(a).

     “Concentration Account” shall have the meaning assigned to such term in the Credit Agreement.

     “Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

     “Deposit Account” shall mean any checking or other demand deposit account into which proceeds of Collateral are deposited.

     “Documents” shall have the meaning given that term in the UCC.

     “General Intangibles” shall have the meaning given that term in the UCC, and shall also include, without limitation, all: Payment Intangibles; rights to payment for credit extended; deposits; amounts due to any Grantor; credit memoranda in favor of any Grantor, tax refunds and abatements; insurance refunds and premium rebates; records; customer lists; telephone numbers; causes of action; judgments; payments under any settlement or other agreement; licenses; internet addresses and domain names; computer software programs; trade names, trademarks, service marks, together with all goodwill connected with and symbolized by any of the foregoing; all other general intangible property of any Grantor in the nature of intellectual property, and any warranty claims.

     “Goods” shall have the meaning given that term in the UCC.

     “Instruments” shall have the meaning given that term in the UCC.

     “Inventory” shall include, without limitation, “inventory” as defined in the UCC and also all: (a) Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging and shipping materials related to any of the foregoing; and (e) all Documents which represent any of the foregoing. Notwithstanding the foregoing, the term “Inventory” shall not include any Inventory located anywhere other than any State of the United States of America or the District of Columbia.

     “Letter of Credit Rights” shall have the meaning given that term in the UCC.

     “Payment Intangible” shall have the meaning given that term in the UCC, and shall also refer to any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

     “Perfection Certificate” shall mean a certificate substantially in the form of Annex 1 hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer of the each of the Grantors.

     “Proceeds” shall have the meaning given that term in the UCC.

     “Secured Obligations” shall mean the Obligations as defined in the Credit Agreement.

     “Secured Parties” shall mean (a) the Lenders, (b) the Agents and their Affiliates, (c) the Issuing Bank, (d) the Arranger, (e) the beneficiaries of each indemnification obligation undertaken by any Grantor under any Loan Document, (f) any other Person to whom Secured Obligations are owed, and (g) the successors and assigns of each of the foregoing.

     “Security Interest” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

     “Supporting Obligation” shall have the meaning given that term in the UCC.

     SECTION 1.3 Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

ARTICLE II

Security Interest

     SECTION 2.1 Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby bargains, assigns, mortgages, pledges, hypothecates and transfers to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral (the “Security Interest”), provided, however, that the Liens granted pursuant to this Section 2.1 shall not attach to the Collateral until the earlier of (1) redemption of the senior notes issued pursuant to the Note Indenture and (2) the date the Lenders make the initial Loans under the Credit Agreement. Without limiting the foregoing, each Grantor hereby designates the Collateral Agent as such Grantor’s true and lawful attorney, exercisable by the Collateral Agent whether or not an Event of Default exists, with full power of substitution, at the Collateral Agent’s option, to file one or more financing statements or continuation statements, or to sign other documents for the purpose of perfecting, confirming, continuing, or protecting the Security Interest granted by each Grantor, without the signature of any Grantor (each Grantor hereby appointing the Collateral Agent as such Person’s attorney to sign such Person’s name to any such document, whether or not an Event of Default exists), and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party, provided, that the Collateral Agent shall have the same rights as the Grantor’s true and lawful attorney referred to above to enforce the Security Interest granted by each Grantor, but only if an Event of Default exists.

     SECTION 2.2 No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

ARTICLE III

Representations and Warranties

     The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

     SECTION 3.1 Title and Authority. Each Grantor has good and valid rights in, and title to, the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

     SECTION 3.2 Filings. Each Perfection Certificate has been duly prepared, completed and executed, and the information set forth therein is correct and complete in all material respects. Fully executed UCC financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral have been, or will be, filed in each governmental, municipal or other office as is necessary to publish notice and protect the validity of, and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) with respect to all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

     SECTION 3.3 Validity and Priority of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all of the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings described in Section 3.2 above, a perfected security interest in all of the Collateral, to the extent that perfection of the Security Interest can be achieved by filings or recordings. The Security Interest is and shall be prior to any other Lien on any of the Collateral, subject only to those Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement.

     SECTION 3.4 Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement. Except as provided herein and in the Credit Agreement or disclosed in the Perfection Certificates, no Grantor has filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable law covering any Collateral, (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (c) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement.

     SECTION 3.5 Bailees, Warehousemen, Etc. Except as otherwise disclosed in the Perfection Certificate, no Inventory of any Grantor is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment except for goods in transit.

ARTICLE IV

Covenants

     SECTION 4.1 Change of Name; Location of Collateral; Records; Place of Business.

          (a)     Each Grantor agrees to furnish to the Collateral Agent (a) prompt written notice of any change in (i) any Grantor’s trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) any office in which it maintains books or records relating to Collateral owned by it and having a value in excess of $10,000,000 or any office or facility at which Collateral owned by it and having a value in excess of $10,000,000 is located (including the establishment of any such new office or facility) or (iii) the acquisition by any Grantor of any property for which additional filings or recordings are necessary to perfect and maintain the Collateral Agent’s Security Interest therein, and (b) prior written notice of any change in (i) any Grantor’s corporate name or the location of any Grantor’s chief executive office or its principal place of business, (ii) any Grantor’s identity or corporate structure or (iii) any Grantor’s jurisdiction of incorporation, Federal Taxpayer Identification Number or state organizational number. Zale also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed, or lost, stolen or otherwise unaccounted for. Notwithstanding the foregoing, if any Grantor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization is changed by the applicable Governmental Authority, such Grantor will furnish to the Collateral Agent prompt written notice of any such change not later than ten (10) days from the date such Grantor has been notified by such Governmental Authority of such change. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all necessary filings have been made under the UCC or otherwise in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all of the Collateral.

          (b)     Each Grantor agrees to maintain, or cause to be maintained, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral.

     SECTION 4.2 Periodic Certification. Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.1 of the Credit Agreement, each Grantor shall deliver, or cause to be delivered, to the Collateral Agent a certificate executed by a Financial Officer of such Grantor confirming that there has been no change in the information contained in the Perfection Certificate since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 4.2 or, if any such change has occurred specifying such revised information.

     SECTION 4.3 Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions reasonably necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.2 of the Credit Agreement.

     SECTION 4.4 Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be filed all such further instruments and documents and to take all such actions as the Collateral Agent may from time to time reasonably request to assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument in an amount in excess of $5,000,000, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

     SECTION 4.5 Taxes; Encumbrances. At its option during the continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees or Liens (other than Liens permitted under the Credit Agreement), at any time levied or placed on the Collateral, and may take any other action which the Collateral Agent may deem necessary or desirable to repair, maintain or preserve any of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that the Collateral Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except to the extent that any liability on account of any such action resulted from the gross negligence, bad faith, or breach of the contractual obligations of the Collateral Agent; and provided further that the making of any such payments or the taking of any such action by the Collateral Agent shall not be deemed to constitute a waiver of any Default or Event of Default arising from the Grantor’s failure to have made such payments or taken such action. Nothing in this Section 4.6 shall be interpreted as excusing any Grantor from the performance of any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

     SECTION 4.6 Assignment of Security Interest.

(a) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account and the property securing payment and performance of the Account has a value in excess of $5,000,000, such Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of, and transferees from, the Account Debtor or other Person granting the security interest.

(b) To the extent that any Grantor is a beneficiary under any written letter of credit relating to the Collateral in an amount in excess of $5,000,000 now or hereafter issued in favor of such Grantor, such Grantor shall deliver such letter of credit to the Collateral Agent. The Collateral Agent shall from time to time, at the request and expense of such Grantor, make such arrangements with such Grantor as are in the Collateral Agent’s reasonable judgment necessary and appropriate so that such Grantor may make any drawing to which such Grantor is entitled under such letter of credit, without impairment of the Collateral Agent’s perfected security interest in such Grantor’s rights to proceeds of such letter of credit or in the actual proceeds of such drawing. At the Collateral Agent’s request, such Grantor shall, for any letter of credit relating to the

Collateral in an amount in excess of $5,000,000, whether or not written, now or hereafter issued in favor of such Grantor as beneficiary, execute and deliver to the issuer and any confirmer of such letter of credit an assignment of proceeds form, in favor of the Collateral Agent and satisfactory to the Collateral Agent and such issuer or (as the case may be) such confirmer, requiring the proceeds of any drawing under such letter of credit to be paid directly to the Collateral Agent.

     SECTION 4.7 Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, except where the failure to do so would not have a Material Adverse Effect, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

     SECTION 4.8 Limitation on Modification of Accounts. None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, releases, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices.

     SECTION 4.9 Insurance. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable after the occurrence and during the continuance of any Event of Default, for the purpose of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.11, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

     SECTION 4.10 Legend. At the request of the Collateral Agent if an Event of Default shall occur and be continuing, each Grantor shall legend, in form and manner satisfactory to the

Collateral Agent, its Accounts and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

ARTICLE V

Collections

     SECTION 5.1 Collections.

          (a)      Each Grantor shall at all times comply with the Cash Receipts provisions of Section 2.21 of the Credit Agreement including, without limitation, after the occurrence and during the continuation of an Event of Default or Cash Control Event, the provisions of Section 2.21(f) causing the sweep on each Business Day of all Cash Receipts into the Fleet Concentration Account.

          (b)      Without the prior written consent of the Collateral Agent, no Grantor shall modify or amend the instructions pursuant to any of the Credit Card Notifications or the Blocked Account Agreements. So long as no Event of Default or Cash Control Event has occurred and is then continuing, each Grantor shall have sole control over the manner of disposition of the funds in the Accounts (except for the Fleet Concentration Account), for the benefit and on behalf of the Collateral Agent and the other Secured Parties; provided, however, that such privilege may, at the option of the Collateral Agent, be terminated upon the occurrence and during the continuance of any Event of Default or Cash Control Event in accordance with Section 2.21 of the Credit Agreement.

     SECTION 5.2 Power of Attorney. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the Secured Parties, (a) at any time, whether or not a Default or Event of Default has occurred, to take actions required to be taken by the Grantors under Section 2.1 of this Agreement, (b) upon the occurrence and during the continuance of an Event of Default or Cash Control Event or as otherwise permitted under the Credit Agreement, (i) to take actions required to be taken by the Grantors under Section 5.1 of this Agreement, (ii) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (iii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; and (c) upon the occurrence and during the continuance of an Event of Default or as otherwise permitted in the Credit Agreement (i) to sign the name of any Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral; (ii) to sign the name of any Grantor on any notice to such Grantor’s Account Debtors; (iii) to sign the name of any Grantor on any proof of claim in bankruptcy against Account Debtors; (iv) to the extent relating to the Collateral, to sign change of address forms to change the address to which each Grantor’s mail is to be sent to such address as the Collateral Agent shall designate; (v) to receive and open each Grantor’s mail, remove any Proceeds of Collateral therefrom and turn over the balance of such mail either to any of the Grantors or to any trustee in bankruptcy or receiver of a Grantor, or other legal representative of a Grantor whom the Collateral Agent determines to be the appropriate person to whom to so turn over such mail; (vi) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (viii) to take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Grantor is a beneficiary to the extent relating to Collateral; (ix) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Grantor; (x) to use for the purposes permitted by Section 6.1 hereof, any or all General Intangibles of any Grantor relating to the Collateral, provided that the Collateral Agent’s use of such General Intangibles will comply with all applicable law; and (xi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Secured Party, or to present or file any claim or notice. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable.

     SECTION 5.3 No Obligation to Act. The Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 5.2, but if the Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Grantor for any act or omission to act except for any act or omission to act which constitutes gross negligence, bad faith, or breach of the contractual obligations of the Collateral Agent. The provisions of Section 5.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any other Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

ARTICLE VI

Remedies

     SECTION 6.1 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC or other applicable law. The rights and remedies of the Collateral Agent shall include, without limitation, the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default:

(a) With respect to any Collateral consisting of Accounts, General Intangibles, (including Payment Intangibles), Letter-of-Credit Rights, Chattel Paper, Instruments and Documents, the Collateral Agent may collect the Collateral with or without the taking of possession of any of the Collateral.

(b) With respect to any Collateral consisting of Inventory, the Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(c) With or without legal process and with or without prior notice or demand for performance, the Collateral Agent may enter upon, occupy, and use any premises owned or occupied by each Grantor, and may exclude the Grantors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Collateral Agent. The Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Collateral Agent’s taking possession thereof, and may render any Collateral unusable to the Grantors. In no event shall the Collateral Agent be liable to any Grantor for use or occupancy by the Collateral Agent of any premises pursuant to this Section 6.1, nor for any charge (such as wages for the Grantors’ employees and utilities) incurred in connection with the Collateral Agent’s exercise of the Collateral Agent’s Rights and Remedies (as defined herein) hereunder.

(d) The Collateral Agent may require any Grantor to assemble the Collateral and make it available to the Collateral Agent at the Grantor’s sole risk and expense at a place or places which are reasonably convenient to both the Collateral Agent and such Grantor.

(e) Each Grantor agrees that the Collateral Agent shall have the right, subject to applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(f) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide the Grantors such notice as may be practicable under the circumstances), the Collateral Agent shall give the Grantors at least ten (10) days’ prior written notice, by authenticated record, of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Grantor agrees that such written notice shall satisfy all requirements for notice to that Grantor which are imposed under the UCC or other applicable law with respect to the exercise of the Collateral Agent’s rights and remedies upon default. The Collateral Agent shall not be obligated to make any sale or other disposition of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(g) Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any sale or other disposition, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. If any of the Collateral is sold, leased, or otherwise disposed of by the Collateral Agent on credit, the Secured Obligations shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Collateral Agent.

(h) At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6.1, the Collateral Agent or any other Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor, the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Collateral Agent or such other Secured Party from any Grantor on account of the Secured Obligations as a credit against the purchase price, and the Collateral Agent or such other Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.

(i) For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof. The Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.

(j) As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(k) To the extent permitted by applicable law, each Grantor hereby waives all rights of redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

     SECTION 6.2 Grant of Non-Exclusive License. For the purpose of enabling the Collateral Agent to exercise the Collateral Agent’s Rights and Remedies under Section 6.1 (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise the Collateral Agent’s Rights and Remedies under Section 6.1, each Grantor hereby (i) grants to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a royalty free, non-exclusive, irrevocable license, such license being with respect to the Collateral Agent’s exercise of the Collateral Agent’s Rights and Remedies under Section 6.1 including, without limitation, in connection with any completion of the manufacture of Inventory or any sale or other disposition of Inventory (a) to use, apply, and affix any trademark, trade name, logo, or the like in which any Grantor now or hereafter has rights, (b) to use, license or sublicense any intellectual property, computer software now owned, held or hereafter acquired by such Grantor, including in such license access to all media such and to the extent to which any of the licensed items may be recorded or stored and to all computer software programs such and to the extent used for the compilation or print out thereof, provided that the Collateral Agent’s use of the property described in subclauses (a) and (b) above will comply with all applicable law, and (c) to use any and all furniture, fixtures and equipment contained in any premises owned or occupied by any Grantor in connection with the exercise of the Collateral Agent’s Rights and Remedies under Section 6.1, and (ii) without limiting the provisions of Section 6.1(c), above, agrees to provide the Collateral Agent and/or its agents with access to, and the right to use, any such premises owned or occupied by any Grantor.

     SECTION 6.3 Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Secured Obligations, the Collateral Agent shall apply the proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, or any Collateral granted under any other of the Security Documents in the manner set forth in Section 7.4 of the Credit Agreement.

ARTICLE VII

Perfection of Security Interest

     SECTION 7.1 Perfection by Filing. This Agreement constitutes an authenticated record, and each Grantor hereby authorizes the Collateral Agent, pursuant to the provisions of Sections 2.1 and 5.2, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, in such filing offices as the Collateral Agent shall deem appropriate, and the Grantors shall pay the Collateral Agent’s reasonable costs and expenses incurred in connection therewith. Each Grantor hereby further agrees that a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

     SECTION 7.2 Other Perfection, etc. The Grantors shall at any time and from time to time take such steps as the Collateral Agent may reasonably request for the Collateral Agent (a) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Collateral Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Collateral Agent, (b) to obtain “control” of any Deposit Accounts and Concentration Accounts, Letter-of-Credit Rights, or electronic Chattel Paper, with any agreements establishing control to be in form and substance satisfactory to the Collateral Agent, and (c) otherwise to insure the continued perfection of the Collateral Agent’s security interest in any of the Collateral with the priority described in Section 3.3 and of the preservation of its rights therein.

     SECTION 7.3 Savings Clause. Nothing contained in this Article VII shall be construed to narrow the scope of the Collateral Agent’s Security Interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the Collateral Agent’s Rights and Remedies hereunder except (and then only to the extent) as mandated by the UCC.

ARTICLE VIII

Miscellaneous

     SECTION 8.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.1 of the Credit Agreement.

     SECTION 8.2 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

     SECTION 8.3 Suretyship Waivers by Grantors. The Grantors waive demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Secured Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable. The Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto. Each of the Grantors further waives any and all other suretyship defenses.

     SECTION 8.4 Marshalling. Neither the Collateral Agent nor any Lender shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Collateral Agent or any Lender hereunder and of the Collateral Agent or any Lender in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Guarantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s Rights and Remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

     SECTION 8.5 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letters of Credit, and shall continue in full force and effect as long as the Secured Obligations are outstanding and unpaid or the Letter of Credit Outstandings do not equal zero, or are not fully cash collateralized in a manner satisfactory to the Issuing Bank and the Administrative Agent, and as long as the Commitments have not expired or terminated.

     SECTION 8.6 Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (subject to the provisions of the Credit Agreement), and all covenants, promises and agreements by or on behalf of the Grantors that are contained in this Agreement shall bind and inure to the benefit of each Grantor and its respective successors and assigns. This Agreement shall be binding upon each Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of each Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such attempted assignment or transfer shall be void) except as expressly permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

     SECTION 8.7 Collateral Agent’s Fees and Expenses; Indemnification.

               (a)      Without limiting any of their obligations under the Credit Agreement or the other Loan Documents, the Grantors jointly and severally agree to pay all reasonable out-of-pocket expenses reasonably incurred by the Collateral Agent, including the reasonable and documented fees, charges and disbursements of any counsel and any outside consultants for the Collateral Agent, in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the Collateral Agent’s Rights and

Remedies hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof.

               (b)      Without limiting any of their indemnification obligations under the Credit Agreement or the other Loan Documents, the Grantors shall jointly and severally agree to indemnify each Secured Party and their respective Affiliates (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery or performance of this Agreement or any other Loan Document, the performance by any Grantor of its obligations under this Agreement or any other Loan Document, or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct, bad faith, or breach of the contractual obligations of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates) or with respect to a claim by one Indemnified Party against another Indemnified Party.

               (c)      Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. All amounts due under this Section 8.7 shall be payable on written demand therefor.

     SECTION 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     SECTION 8.9 Waivers; Amendment.

               (a)      The rights, remedies, powers, privileges, and discretions of the Collateral Agent hereunder (herein, the “Collateral Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Collateral Agent in exercising or enforcing any of the Collateral Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Collateral Agent of any Event of Default or of any Default under any other agreement shall operate as a waiver of any other Event of Default or other Default hereunder or under any other agreement. No single or partial exercise of any of the Collateral Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Collateral Agent and any Person, at any time, shall preclude the other or further exercise of and Collateral Agent’s Rights and Remedies. No waiver by the Collateral Agent of any of the Collateral Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Collateral Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Collateral Agent may determine. The Collateral Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Secured Obligations. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

               (b)      Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent and the Grantor or Grantors with respect to whom such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.2 of the Credit Agreement.

     SECTION 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 8.10.

     SECTION 8.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

     SECTION 8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page to this

Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     SECTION 8.13 Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 8.14 Jurisdiction; Consent to Service of Process.

(a) Each Grantor agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York or any federal court sitting therein and consent to the non-exclusive jurisdiction of such courts. Each Grantor hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 8.15 Termination; Release of Collateral. Except for those provisions which expressly survive the termination thereof, the Credit Agreement, this Agreement and the Security Interest shall terminate when all the Secured Obligations have been paid in full, the Lenders have no further commitment to lend, the Letter of Credit Outstandings have been reduced to zero or fully cash collateralized in a manner reasonably satisfactory to the Issuing Bank and the Administrative Agent, and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement, and any Other Liabilities have been fully cash collateralized in a manner reasonably satisfactory to the respective Lender to whom such Other Liabilities are owed, at which time the Collateral Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all UCC termination statements and similar documents that the Grantors shall reasonably request to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 8.15 shall be without recourse to, or warranty by, the Collateral Agent.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

GRANTORS:	ZALE DELAWARE, INC.

	By:	/s/ Mark R. Lenz

Name: Mark R. Lenz
Title: Group Senior Vice President & Chief
Financial Officer

ZALE CORPORATION

	By:	/s/ Mark R. Lenz

Name: Mark R. Lenz
Title: Group Senior Vice President & Chief
Financial Officer

DDCC, Inc.

	By:	/s/ Mark R. Lenz

Name: Mark R. Lenz
Title: Group Service Vice President & Chief
Financial Officer

TXDC, L.P.

By: ZALE DELAWARE, INC.
Its General Partner

	By:	/s/ Mark R. Lenz

Name: Mark R. Lenz
Title: Group Senior Vice President & Chief
Financial Officer

COLLATERAL AGENT:	FLEET RETAIL FINANCE, INC.

	By:	/s/ Betsy Ratto

Name: Betsy Ratto
Title: Managing Director

Annex 1 to the
Security Agreement

Form of Perfection Certificate